CHECKPOINT SYSTEMS, INC.
101 Wolf Drive, P.O. Box 188
Thorofare, NJ 08086

800 257 5540 Toll Free
856 848 1800 Phone
856 848 0937 Fax
www.checkpointsystems.com

                                              Checkpoint(R)
                                                    ______________(logo omitted)

NEWS


                                      COMPANY CONTACT:
                                          Checkpoint Systems, Inc.
                                          Craig Burns
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer
                                          (856) 848-1800
                                      INVESTOR RELATIONS CONTACTS:
                                          Christine Mohrmann, Jim Olecki
                                          Financial Dynamics
                                          (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------

         CHECKPOINT SYSTEMS, INC. ANNOUNCES 2004 SECOND QUARTER RESULTS

THOROFARE, NEW JERSEY, JULY 27, 2004 - CHECKPOINT SYSTEMS, INC. (NYSE: CKP) today reported financial results for the second quarter ended June 27, 2004.

The Company's second quarter 2004 net earnings were $8.4 million, or $0.22 per diluted share, compared to net earnings of $10.7 million, or $0.29 per diluted share, in the second quarter 2003. During the quarter, the company increased its research and development expenses by $3.9 million and selling and marketing expenses by $3.9 million, as compared to the second quarter of 2003.

Revenue for the second quarter 2004 was $189.3 million versus $175.7 million for the second quarter 2003, an increase of 7.7%. Foreign exchange had a positive impact on revenue of approximately $7.6 million or 4.3% in the second quarter 2004, as compared to the second quarter 2003.

"Checkpoint made good progress in the second quarter of 2004," commented George Off, Chairman and Chief Executive Officer of Checkpoint. "Revenue for the second quarter increased approximately 3.4% on a constant currency basis over the prior year period, as a result of growth in each of our business segments. Much of our growth continues to be driven by the ongoing strength of our security business, led by our closed circuit television (CCTV) business in North America and Japan. Our labeling services and retail merchandising segments also generated revenue growth during the quarter, with particularly strong results from our CheckNet service bureau business and retail display systems in Europe. However, our European Electronic Article Surveillance (EAS) and Barcode Systems (BCS) businesses continued to experience softness in the second quarter."


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CHECKPOINT SYSTEMS, INC. ANNOUNCES 2004 SECOND QUARTER RESULTS            PAGE 2

Mr. Off continued, "During the quarter, we also maintained our ongoing commitment to investing in research and development and sales and marketing. While these investments may have a negative near-term margin impact, we believe they are crucial elements of our strategies for future growth. In addition, we are encouraged that product margins remained consistent during the quarter, indicating the strength and leverage of our overall operating model."

Gross profit for the second quarter 2004 was $77.1 million, or 40.7% of revenue, compared to $75.6 million, or 43.0% of revenue, for the second quarter 2003. Research and development expenses, which are included in gross profit, were 3.6% of revenue in the second quarter 2004, compared to 1.7% of revenue in the second quarter of 2003.

Selling, general, and administrative expenses (SG&A) were $63.6 million, or 33.6% of revenue, for the second quarter 2004, compared to $56.6 million, or 32.2% of revenues, in the same period last year. Foreign exchange contributed $2.5 million to the increase in SG&A expenses when compared to prior year.

Operating income was $13.5 million in the second quarter 2004, or 7.1% of revenue, compared to operating income of $19.0 million, or 10.8% of revenue, in the second quarter 2003.

Cash flow from operations for the second quarter 2004 was negative $1.4 million versus $20.9 million in the second quarter 2003.

As of June 27, 2004, cash and cash equivalents were $68.5 million, working capital was $139.0 million and total debt was $79.5 million. Capital expenditures in the second quarter were $2.1 million.

Craig Burns, Executive Vice President, Chief Financial Officer and Treasurer, commented, "We ended the second quarter with a strong balance sheet, as we continued to focus on improving our financial flexibility to support our growth initiatives. Cash flow from operations in the second quarter of 2004 was impacted by a build-up in inventory in advance of expected demand and declines in accrued compensation and unearned revenues. We expect inventory to come down in the third and fourth quarters and we continue to expect cash flow from operations for the full year 2004 to be in the range of $60 million to $70 million."

Mr. Off concluded, "In the first half of fiscal 2004, we maintained our focus on ensuring the continued growth and profitability of our business. An important step in this regard was the recently announced agreement with CVS, which will allow Checkpoint to outfit all 5,300 CVS stores with our industry-leading RF EAS technology. While the ongoing weakness in the European marketplace gives us reason for caution, we continue to expect year-over-year sales growth of between 1% and 3% on a constant currency basis, and earnings growth of between 10% and 15% for the full year 2004."

For the six months ended June 27, 2004, the Company reported revenue of $369.9 million, compared to $332.1 million in the same period of 2003, an increase of 11.4%. Foreign exchange had a positive impact on revenue of approximately $23.1 million or 7.0% for the first six months of 2004, compared to 2003.

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CHECKPOINT SYSTEMS, INC. ANNOUNCES 2004 SECOND QUARTER RESULTS            PAGE 3

Operating income was $22.8 million for the first six months of 2004, compared to $27.2 million for the same period of 2003. Net income was $13.9 million, or $0.37 per diluted share, for the first half of fiscal 2004, compared to a net income of $14.8 million, or $0.42 per diluted share, for the first six months of 2003. For the first half of fiscal 2004, the company spent $12.4 million or 3.3% of revenue on research and development, compared to $5.4 million or 1.6% of revenue for the first six months of the prior year. The company also increased its selling and marketing expenses by $7.4 million in the first half of 2004, compared to the first half of fiscal year 2003.

Checkpoint Systems will host a conference call today, July 27, 2004, at 5 p.m. Eastern Time, to discuss its second quarter 2004 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company's homepage, www.checkpointsystems.com, by clicking on the "Conference Calls" link or entering the "Investors" section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company's homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs, and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
---------------------
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.


                               (TWO TABLES FOLLOW)


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CHECKPOINT SYSTEMS, INC. ANNOUNCES 2004 SECOND QUARTER RESULTS            PAGE 4

                            CHECKPOINT SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                 QUARTER ENDED                   SIX MONTHS ENDED
                                                                  (13 WEEKS)                        (26 WEEKS)

                                                          JUNE 27,         JUNE 29,         JUNE 27,         JUNE 29,
                                                            2004            2003(1)           2004            2003(1)
                                                          --------         --------         --------         --------

Net revenues                                              $189,270         $175,720         $369,916         $332,137
Cost of revenues                                           112,220          100,109          221,659          193,377
                                                          --------         --------         --------         --------
Gross profit                                                77,050           75,611          148,257          138,760

Selling, general, and administrative expenses               63,558           56,623          125,435          111,520
                                                          --------         --------         --------         --------
Operating income                                            13,492           18,988           22,822           27,240

Interest income                                                332              385              785              724
Interest expense                                             1,473            2,928            3,653            5,971
Other (loss)/gain, net                                        (169)            (209)            (113)             539
                                                          --------         --------         --------         --------
Earnings before income taxes and minority interest          12,182           16,236           19,841           22,532

Income taxes                                                 3,732            5,542            5,953            7,691
Minority interest                                               24               17               33               34
                                                          --------         --------         --------         --------
Net earnings                                              $  8,426         $ 10,677         $ 13,855         $ 14,807
                                                          ========         ========         ========         ========

Net earnings per share:
  Basic                                                   $   0.22         $   0.33         $   0.38         $   0.45
  Diluted                                                 $   0.22         $   0.29         $   0.37         $   0.42

Weighted average common stock outstanding                   37,576           32,762           36,271           32,743
Weighted average common stock and
  dilutive stock outstanding                                39,679           39,791           40,124           39,567

(1) Restated. See Note 23 of Form 10-K/A filed with the Securities and Exchange Commission on May 21, 2004.

                                   (CONTINUED)


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CHECKPOINT SYSTEMS, INC. ANNOUNCES 2004 SECOND QUARTER RESULTS            PAGE 5

                            CHECKPOINT SYSTEMS, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEET
                                   (THOUSANDS)

                                        JUNE 27,            DECEMBER 28,
                                         2004                 2003(1)
                                      -----------           -----------
                                      (unaudited)

Cash and Cash Equivalents              $ 68,452              $110,376
Working Capital                        $138,987              $ 76,890
Current Assets                         $345,767              $374,102
Total Debt                             $ 79,500              $145,791
Shareholders' Equity                   $384,093              $323,290
Total Assets                           $730,947              $773,322


(1) Restated. See Note 23 of Form 10-K/A filed with the Securities and Exchange Commission on May 21, 2004.





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